Date 1 January2004 FRONTLINE LTD as Guarantor SHIE' FINANCE INTERNATIONAL L m E D AND THE OWNEHS (AS DEJ?INED I N THE GUARANTEE) as Beneficiaries PERFORMANCE GUARANTEE relating to Frontline Shipping Limited and Frontline Management (Bermuda) Limited WATSON, FAFtLEY & WlLLIAMS London

INDEX Clause Page 1 INTERPRETATION 2 GUARANTEE 3 GUARANTOR’S COVENANTS 4 5 ADJUSTMENT OF TRANSACTIONS 6 PAYMENTS 7 ENFORCEMENT 8 REPRESENTATIONS AND WARRANTIES 9 SUPPLEMENTAL 10 ASSIGNMENT 11 NOTICES 12 INVALIDITY OF =LEVAIT DOCUMENT 13 GOVERNING LAW AND JURISDICTION EXECUTION PAGE LIABlLITY AS PRINCIPAL AND INDEPENDENT DEBTOR 2 2 3 4 4 4 5 5 5 6 6 6 7 8

THIS PERFORMANCE GUARANTEE (this “Guarantee”) is made by way of deed as of the lSt of January 2004 BETWEEN (1) FRONTLINE LTD, a company incorporated in Bermuda whose registered office is at Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton, Bermuda (the “Guarantor”); (2) S€TIP FINANCE INTERNATIONAL LIMITED, a company incorporated in Bermuda whose registered office is at Par-La-ViIle Place, 14 Par-La-Ville Road, Hamilton, Bermuda (the “Company”, which expression includes its successoTs and assigns);and (3) Each of the Owners as defmed in the Charter Ancillary Agreement referred to in the Recitals below (“Owners”, and individually, “Owner” which expression includes their successors and assigns); BACKGROUND (A) WHEREAS, Frontline Shipping Limited, a Bermuda company (the “Charterer”), and each of the Owners have entered or will enter into certain time charters (the “Charters”) pursuant to which the Charterer has agreed or will agree to time charter each of the Vessels (as defined in the Charter Ancillary Agreement) fiom its respective Owner; (B) WHEREAS, each of the Owners is a direct or indirect wholly-owned subsidiary of the Company; (C) WHEREAS, the Charterer, the Guarantor, the Company and each of the Owners have entered or will enter into an agreement (the “Charter Ancillary Agreement”) with respect to, inter alia, the Charter Service Reserve, the Bonus Payments, certain deferral rights under the Charters and certain financial covenants of the Guarantor and the Company. @) WHEREAS, Frontline Management (Bermuda) Ltd., a Bermuda company (“Frontline Management”), and each of the Owners have entered or will enter into certain management agreements (the “Management Agreements”) pursuant to which Frontline Management has agreed or will agree to provide certain services with respect to, inter alia, the management and operation of each of the Vessels; (E) WHEREAS, Frontline Management, the Company and each of the Owners have entered or will enter into an administrative services agreement (the “Administrative Services Agreement”) pursuant to which Frontline Management has agreed or will agree to provide certain non-vessel administrative and other support services; (F) WHEREAS, the Charterer and Frontline Management are both wholly-owned direct or indirect subsidiaries of the Guarantor; (G) WHEREAS, in order to induce the Company to enter into the Chatter Ancillary Agreement and the Administrative Services Agreement and in order to induce the Owners to enter into the Charters, the Charter Ancillary Agreement, the Management Agreement and the Administrative Services Agreement, the Guarantor is WiIling to guarantee (i) certain obligations of the Charterer under the Charters, (ii) the obligations of the Charterer under the Charter Ancillary Agreement, (iii) the obligations of Frontline

Management under the Management Agreements and (iv) the obligations of FrontIine Management as service provider under the Administrative Services Agreement; IT IS AGREED as follows: INTERPRETATION Defined expressions. Words and expressions defined in the Charter Ancillary Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires. Construction of certain terms. In this Guarantee: “bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country, “Beneficiaries” means, together, each of the Company, the Owners and any Substitute Owner together as beneficiaries of this Guarantee and “Beneficiary” means any one of them; “Charter Hire” means any amount of charter hire payable by the Charterer to an Owner under clause 44 (Charter Hire) of a Charter; “Greenwich Holdings Ltd” means a company incorporated and existing under the laws of Bermuda; “Guaranteed Obligations” Frontline Management set out in Clause 2.1 (a), (b) and (c) below; means each of those obligations of the Charterers and “Relevant Documents’’ means each of the Charters, the Charter Ancillary Agreement, the Management Agreements and the Administrative Services Agreement; “Subsidiaries” means each of the Charterer and Frontline Management; “Substitute Owner” means any Substitute Owner as defined in the Charter Ancillary Agreement. GUARANTEE Guarantee and indemnity. The Guarantor unconditionally and irrevocably: guarantees to each Beneficiary the fill and punctual performance of the obligations of the Charterer under the Charters and the Charter Ancillary Agreement and the due payment of all amounts payable by the Charterers under the Charters and the Charter Ancillary Agreement; provided, however, that this Guarantee shall not extend to the payment of Charter Hire; guarantees to each Beneficiary the full and punctual performance of the obligations of Frontline Management under the Management Agreements and the due payment of all amounts payable by Frontline Management under the Management Agreements, including, but not limited to, any amount payable under the off-hire indemnity given by 2

Frontline Management under clause 27 (off-hire) of each of the Management Agreements; provided, however, that the Guarantor’s obligations under this Guarantee with respect to indemnification for environmental matters shall not extend beyond the protection and indemnity insurance coverage with respect to any Vessel required by the Owners under the Management Agreements; (c) guarantees to each Beneficiary the full and punctual performance of the obligations of Frontline Management under the Administrative Services Agreement and the due payment of all amounts payable by Frontline Management under the Administrative Services Agreement; (d) undertakes to pay to each Beneficiary, on such Beneficiary‘s first demand, any amount arising in respect of or relating to the Guaranteed Obligations or any other amount arising due to losses, damages or claims arising fiom non performance by a Subsidiary of the Guaranteed Obligations, which is not paid by the Subsidiary when payable; and (e) fully indemnifies each Beneficiary on its first demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by such Beneficiary as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which such Beneficiary would otherwise have been entitled to recover. 2.2 No limit on number of demands. A Beneficiary may serve more than one demand under Clause 2.1. . 2.3 Effectiveness. The Guarantor’s obligations under Clause 2.1 with respect to any Relevant Document shall be effective as of the effective date of such Relevant Document notwithstanding the execution and delivery of such Relevant Document after the date of this Guarantee. 3 GUARANTOR’S COVENANTS 3.1 Certain Covenants. Beneficiary that the Guarantor will: The Guarantor hereby covenants and undertakes with each (a) procure that the Charterer use its commercial best efforts to charter the Vessels on market terms (including, without limitation, ensuring that preferential treatment is not given to any other vessels owned, managed by or under the control of the Guarantor or any of its affiliates (including, without limitation, Greenwich Holdings Ltd and any affiliates thereof) when marketing any of the Vessels); (b) cause the Charterer not to declare or make any dividend or distribution of any kind whatsoever to its shareholders (including though a buyback, redemption or repurchase of its securities) or loan, place deposits, repay or make any other payment in respect of Indebtedness of the Charterer or any affiliate thereof (other than the Company and the Subsidiaries) unless (i) the Charterer is then in compliance with all of its obligations and covenants under the Charter Ancillary Agreement; (ii) after giving effect to the declaration or payment of any such dividend or distribution or loan or payment in respect of such Indebtedness, (A) the Charterer will continue to be in compliance with all of its obligations and covenants under the Charter Ancillary Agreement, (B) the Charter Service Reserve equals at least the then applicable Minimum Reserve and (C) the chief 3

4 4.1 4.2 5 5.1 6 6.1 (a) (b> financial officer of the Charterer certifies to the Company that the amount of the Charter Service Reserve will equal or exceed the then applicable Minimum Reserve for at least 30 days after the date of any such payment (each, a “Payment Date”), taking into consideration the Charterer’s reasonably expected payment obligations during such 30- day period; (iii) any charter payments deferred pursuant to Article La of the Charter Ancillary Agreement have been paid to the Company prior to any such Payment Date; and (iv) any Bonus Payments deferred pursuant to Article IV of the Charter Ancillary Agreement have been paid to the Company prior to any such Payment Date; and not pledge any of its equity interests in the Charterer or Frontline Management other than in favour of the Company as contemplated under the Charter Ancillary Agreement. LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety. Waiver of rights and defences. Without limiting the generality of Clause 4.1, the Guarantor shall neither be discharged by, nor have any claim against a Beneficiary in respect of any amendment or supplement being made to the Relevant Documents; any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Relevant Documents; any release or loss (even though negligent) of any right or interest created by the Relevant Documents; any failure (even though negligent) promptly or properly to exercise or enforce any right or interest created by the Relevant Documents; or any other Relevant Document or any right or interest in a Relevant Document now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason. ADJUSTMENT OF TRANSACTIONS Reinstatement of obligation to pay. The Guarantor shall pay to each Beneficiary on its first demand any amount which the Beneficiary is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy (or similar) of a Subsidiary on .the ground that the Relevant Document, or a payment by a Subsidiary, was invalid or on any similar ground. PAYMENTS Method of payments. Any amount due under this Guarantee shall be paid: in immediately available funds; to such account as the Beneficiaries may fiorn time to time notify to the Guarantor; 4

(c) without any form of set-off, cross-claim or condition; and (d) free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make. 7 ENFORCEMENT 7.1 No requirement to commence proceedings against Subsidiary. No Beneficiary will be required to commence any proceedings under, or enforce any Lien created by, a Relevant Document or any other related document before claiming or commencing proceedings under this Guarantee. 8 REPRESENTATIONS AND WARRANTIES 8.1 GeneraI. The Guarantor represents and warrants to each Beneficiary as follows. 8.2 Status. The Guarantor is duly incorporated and validly existing and in good standing under the laws of Bermuda. 8.3 Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it: (a) to execute this Guarantee; and (b) to make all the payments contemplated by, and to comply with, this Guarantee. 8.4 Legal validity. This Guarantee constitutes the Guarantor's legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally. 9 SUPPLEMENTAL 9.1 Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times until the Guaranteed Obligations and the covenants of the Guarantor under this Guarantee have been performed in full to the satisfaction of the Beneficiaries. 9.2 Rights cumdative, non-exclusive. Each Beneficiary's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law. 9.3 No impairment of rights under Guarantee. If a Beneficiary omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of such Beneficiary under this Guarantee. 9.4 Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions. 5

9.5 Guarantee not affected by other security. This Guarantee shall not impair, nor be impaired by, any other guarantee, any Lien or any right of set-off or netting which the Beneficiary may now or later hold in connection with the Relevant Documents. 9.6 Third party rights. A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee except as the parties may otherwise agree in writing. 9.7 Release. If the Guarantor shall have discharged all of its actual or contingent obligations under this Guarantee to the satisfaction of the Beneficiaries, the Guarantor shall be released fiom its obligations under this Guarantee. 9.8 Waiver of Immunity. To the extent that the Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity fiom suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Guarantor irrevocabIy agrees not to claim, and irrevocably waives, such immunity to the fix11 extent permitted by the laws of such jurisdiction. 10 ASSIGNMJlNT 10.1 Assignment by Beneficiary. Each Beneficiary may assign its rights under and in connection with this Guarantee to a bank or financial institution. 11 NOTICES 11.1 Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shalI be given by letter, fax or telex at: Frontline Ltd. Par-La-Ville Place 14 Par-La-Ville Road Hamilton, Bermuda I3M 08 Attention: Finance Department Facsimile: +1 (441) 295-3494 or to such other address which the Guarantor may notify to each Beneficiary. 12 INVALIDITY OF RELEVANT DOCUMENT 12.1 Invalidity of Relevant Documents. In the event of: (a) a ReIevant Document now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or (b) without limiting the scope of paragraph (a), a bankruptcy of the Subsidiary, the introduction of any law or any other matter resulting in the Subsidiary being discharged fiom liability under a Relevant Document, or a Relevant Document ceasing to operate ; 6 this Guarantee shall cover any amount which would have been or become payable under or in connection with a Relevant Document if a Relevant Document had been and remained entirely valid, legal and enforceable, or the Subsidiary had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Subsidiary had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Subsidiary under or in connection with a Relevant Document shall include references to any amount which would have so been or become payable as aforesaid.

13 GOVERNING LAW AND JURISDICTION

13.1 English law. This Guarantee shall be governed by, and construed in accordance with, English law.

13.2 Arbitration. Any dispute arising under this Agreement shall be referred to arbitration in London in accordance with the provisions of the Arbitration Act 1996, or any statutory modification of re-enactment thereof for the time being in force save to the extent necessary to give effect to this provisions of this Section. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) on terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators: one to be appointed by the Company and the Owners, one to be appointed by the Guarantor and the third to be appointed by the two arbitrators so chosen; their decision or that of any two of them shall be final. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

13.3 English proceedings. The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee.

13.4 Beneficiary' rights unaffected. Nothing in this Clause 13 shall exclude or limit any right which the Beneficiary may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

13.5 Meaning of "proceedings". In this Clause 13, "**proceedings**" means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been duly executed as a deed on the date stated at the beginning of this Guarantee.

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GUARANTOR EXECUTED as a deed by for and on behalf of FRONTLINE LTD. in the presence of EXECUTION PAGE 8